EXHIBIT 99.1

                               Company Contact:   Ed Rosenfeld
                                                  Executive Vice President,
                                                  Strategic Planning and Finance
                                                  Steven Madden, Ltd.
                                                  (718) 446-1800

                            Investor Relations:   Cara O'Brien/Leigh Parrish
                                         Press:   Melissa Merrill
                                                  Financial Dynamics
                                                  (212) 850-5600

FOR IMMEDIATE RELEASE
---------------------


                  STEVEN MADDEN, LTD. PROVIDES BUSINESS UPDATE

LONG ISLAND CITY, N.Y. - October 15, 2007 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced updated expectations for the third quarter and the full year.

The Company currently expects to report third quarter net sales of approximately $113 million compared with $123.2 million in the same period of the prior year. This reflects a decrease in wholesale revenues of approximately 6% for the quarter. Net sales also include a decline in total retail sales of approximately 13% and a same-store sales decrease of approximately 15% versus the comparable period.

The selling environment throughout the quarter was more challenging than expected due to a lack of strong direction in footwear fashion trends as well as generally softer retail trends compared to the prior year, which resulted in top line declines for both the wholesale and retail divisions.

The Company anticipates that third quarter earnings will range between $0.50 and $0.52 per diluted share, which includes a one-time gain of $0.13 per diluted share resulting from tax savings related to prior periods, partially offset by a one-time charge of $0.03 per diluted share related to a provision for prior year customs duties. Excluding these items, adjusted earnings for the third quarter are expected to range between $0.40 and $0.42 per diluted share.

With respect to the outlook for the full year, after a review of recent and expected business and industry trends, the Company is updating its guidance. The Company now anticipates that total annual sales will decrease between 9% to 11% versus the prior year. The Company expects full year earnings will be between $1.60 and $1.70 per diluted share, including the aforementioned one-time items expected to be recorded in the third quarter. Excluding these items, the Company expects adjusted full year earnings per diluted share to range between $1.50 and $1.60.

"We experienced a more challenging than expected sales environment during the third quarter due in part to an absence of big footwear fashion trends in the marketplace," said Jamieson Karson, Chairman and Chief Executive Officer. "While we have a more conservative outlook regarding our near-term business based on recent softer than expected market trends, we remain confident in our business long-term. We will continue to leverage our strong financial position as we focus on growing through our diversified business model."

The Company believes that the disclosure of earnings per share excluding expected one-time items in the third quarter of fiscal 2007, which is a non-GAAP financial measure, provides investors useful information to help them better understand the Company's financial results.

Steven Madden, Ltd. designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and online at www.stevemadden.com. The Company has several licenses for its brands, including dresses, outerwear, cold weather accessories, eyewear, and girls apparel and owns and operates 100 retail stores, including its online

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store. Through its wholly-owned subsidiary, Daniel M. Friedman & Associates, the
Company is the licensee for Betsey Johnson handbags and belts, Ellen Tracy belts, and Tracy Reese handbags and belts.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.